Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
COMSTOCK OIL & GAS, LLC
AS SELLER
AND
NORTHERN OIL AND GAS, INC.
AS PURCHASER
OCTOBER 6, 2021

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EXHIBITS
Exhibit A-1    Wells
Exhibit A-2    Leases and Properties
Exhibit A-3    Units
Exhibit A-4    Allocated Values
Exhibit B    Form of Conveyance

SCHEDULES
Schedule 1.3(d)    Excluded Assets
Schedule 5.1    Persons with Actual Knowledge - Seller
Schedule 5.7    Litigation
Schedule 5.10    Material Contracts
Schedule 5.12    Outstanding Capital Commitments
Schedule 5.16    Environmental Matters
Schedule 5.17    Consents and Preference Rights
Schedule 5.18    Non-Consent Operations
Schedule 5.20    Credit Support
Schedule 5.21    Payout Wells
Schedule 6.1    Persons with Actual Knowledge – Purchaser
Schedule 7.1    Sample Wells

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DEFINITIONS
Capitalized terms used in this Agreement shall have the following meanings, unless the context otherwise requires:
“AAA” has the meaning set forth in Section 3.4(h).
“Actual Knowledge” has the meaning set forth in Section 5.1(a).
“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
“Adjustment Period” has the meaning set forth in Section 2.2(a).
“AFE” means authority for expenditure.
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(i).
“Aggregate Indemnity Deductible” has the meaning set forth in Section 11.4(c).
“Agreed Accounting Firm” has the meaning set forth in Section 9.4(d).
“Agreement” means this Asset Purchase Agreement.
“Allocated Value” has the meaning set forth in Section 3.4(a).
“Asset Taxes” means ad valorem, property, severance, production, sales, use, excise and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” has the meaning set forth in Section 1.2.
“Assumed Seller Obligations” has the meaning set forth in Section 11.3.
“Automatic Exclusion Title Defect” [***]
“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.
“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Claim Notice” has the meaning set forth in Section 11.4(b).
“Closing” has the meaning set forth in Section 9.1(a).
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“Closing Date” has the meaning set forth in Section 9.1(b).
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).
“Contracts” has the meaning set forth in Section 1.2(d).
“Conveyance” has the meaning set forth in Section 3.1(b).
“COPAS” has the meaning set forth in Section 1.4(b)(i).
“Cure Period” has the meaning set forth in Section 3.4(b).
“Defensible Title” has the meaning set forth in Section 3.2.
“Deposit” has the meaning set forth in Section 2.4(a).
“DTPA” has the meaning set forth in Section 11.11(a).
“earned” has the meaning set forth in Section 1.4(b)(i).
“Effective Time” has the meaning set forth in Section 1.4(a).
[***]
“Environmental Defect” means (a) any condition, matter, obligation, or circumstance with respect to the Assets that constitutes, or arises from, a breach of Environmental Law or that requires (or if known or confirmed, would require) remedial or corrective action under Environmental Law and (b) any written notice from a Governmental Body asserting or alleging a violation of, or a condition, matter, obligation or circumstance with respect to the Assets that would constitute a violation of Environmental Law.
“Environmental Defect Notice” has the meaning set forth in Section 4.1(a).
“Environmental Defect Value” has the meaning set forth in Section 4.1(a).
“Environmental Expert” has the meaning set forth in Section 4.1(d).
“Environmental Laws” means, as the same may have been amended, as of the Execution Date, any applicable federal, state or local Law, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) and the Resource Conservation and Recovery Act, as amended (“RCRA”) relating to (i) the control of any potential pollutant or the protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials or waste materials, or (iii) the regulation of or exposure to Hazardous Materials, (iv) the cleanup, restoration, or remediation of, or other response to Hazardous Materials on, at, or migrating from, any property, or (v) responsibility for,
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response to, or restoration of damages (including natural resource damages) caused by Hazardous Materials.
“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.
“Equipment” has the meaning set forth in Section 1.2(f).
“Event” has the meaning set forth in the definition of Material Adverse Effect.
“Exchange Act” has the meaning set forth in Section 7.9(a).
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Defects” has the meaning set forth in Section 3.2(b).
“Excluded Seller Obligations” has the meaning set forth in Section 11.3.
“Execution Date” has the meaning set forth in the Preamble of this Agreement.
[***]
“Final Purchase Price” has the meaning set forth in Section 9.4(b).
“Final Settlement Date” has the meaning set forth in Section 9.4(c).
“Financing” has the meaning set forth in Section 7.10(a).
“Fundamental Representations” has the meaning set forth in Section 11.4(a).
“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.
“Governmental Authorizations” has the meaning set forth in Section 5.11.
“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
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“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any hazardous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any NORM, and any source, special or byproduct material, (v) any regulated asbestos-containing materials in any form or condition, (vi) any friable polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum Hydrocarbons or any fraction or byproducts thereof.
“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.
“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered by or on behalf of Seller at that point.
“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, and (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (i) or (ii) above, but, in each case, excluding Transfer Taxes and ad valorem, property, severance, production, sales, use, excise and other similar Taxes.
“incurred” has the meaning set forth in Section 1.4(b)(i).
“Indemnified Party” has the meaning set forth in Section 11.8(a).
“Indemnifying Party” has the meaning set forth in Section 11.8(a).
“Individual Environmental Threshold” has the meaning set forth in Section 4.1(e).
“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(c).
“Individual Title Threshold” has the meaning set forth in Section 3.4(i).
“Lands” has the meaning set forth in Section 1.2(a).
“Law” or “Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees, codes, writ, ruling, injunction, or other official act of or by any Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Loss” or “Losses” means any and all obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and
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expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential or indirect damages or damages based on a multiple of revenues or profits or a similar factor, except to the extent a party is required to pay such damages to a third party in connection with a matter for which such party is entitled to indemnification under ARTICLE 11.
“Lowest Cost Response” means the response required or allowed under Environmental Laws in effect on the Closing Date that is reasonably anticipated to address and resolve in compliance with Environmental Laws (for current and future use in the same or similar manner as currently used) the identified Environmental Defect in a reasonably cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws or by a Governmental Body, using any appropriate risk-based analysis, institutional controls, engineering controls, or other available means or methods.
“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, (ii) the ability of Seller or Purchaser to consummate the transactions contemplated hereby, or (iii) would be reasonably likely to result in, individually or in the aggregate, Losses greater than or equal to twenty percent (20%) of the Purchase Price. Excluded from such Events for the purposes of determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events resulting from an epidemic, pandemic or disease outbreak (including the Covid-19 virus), (D) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (E) any effect resulting from a change in Laws or regulatory policies, (F) matters that are cured by the Closing at no cost to Purchaser, and (G) the consequences of drilling and production operations (including but not limited to depletion, the watering out of any Well(s), collapsed casing or sand infiltration of any Well(s), sidetrack drilling operations on any Well(s), drilling results of any Well(s), and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets); provided that the exceptions in clauses (B), (D) and (E) above shall apply only to the extent that such changes do not have a disproportionate impact on Seller as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the Assets are located.
“Material Contracts” has the meaning set forth in Section 5.10.
“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).
[***]
“NORM” means naturally occurring radioactive material.
“Notice Period” has the meaning set forth in Section 11.8(a).
“Party” has the meaning set forth in the Preamble of this Agreement.
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“Permitted Encumbrances” has the meaning set forth in Section 3.3.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Personal Property” has the meaning set forth in Section 1.2(g).
“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other similar visual site assessment or review of records, reports or documents.
“Post-Closing Escrow Amount” means an amount of money that will be held by the Escrow Agent in an interest bearing account at Closing pending Seller’s post-Closing curative actions and determined in accordance with Section 3.4(c)(iv) and Section 4.1(d).
“Preference Property” has the meaning set forth in Section 7.6(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof or similar right, in each case, as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.
“Properties” has the meaning set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(b)(ii).
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser Indemnified Persons” has the meaning set forth in Section 11.5.
“RCRA” has the meaning set forth in the definition of Environmental Laws.
“Records” has the meaning set forth in Section 1.2(h).
[***]
“Requisite Financial Statement Information” has the meaning set forth in Section 7.9.
“Retained Asset” has the meaning set forth in Section 7.6(c).
“Sample Wells” means the Wells set forth on Schedule 7.1.
“Schedule Supplement” has the meaning set forth in Section 5.23.
“SEC” means the U.S. Securities and Exchange Commission.
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“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Seller” has the meaning set forth in the Preamble of this Agreement.
“Seller Group” has the meaning set forth in Section 7.9.
“Seller Indemnified Persons” has the meaning set forth in Section 11.6.
“Seller Taxes” means (i) Asset Taxes allocable to Seller pursuant to Section 7.7(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (a) the adjustments to the Purchase Price made pursuant to Section 2.2(l), Section 9.4(a), or Section 9.4(b), as applicable, and (b) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 7.7(a)), (ii) Income Taxes of Seller or any combined, unitary, or consolidated group of which Seller is or was a member, (iii) Taxes attributable to the Excluded Assets or that are attributable to any asset of Seller that is not part of the Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion of any Straddle Period) ending prior to the Effective Time.
“Special Warranty of Title” has the meaning set forth in Section 3.1(b).
“Specified Consent Requirement” has the meaning set forth in Section 7.6(c)(ii).
“Straddle Period” means any Tax period beginning before the Effective Time and ending after the Effective Time.
“Surface Contracts” has the meaning set forth in Section 1.2(e).
“Suspense Funds” means any funds held by Seller in suspense with respect to production of Hydrocarbons from any of the Assets.
“Target Formation” means the currently producing geologic formations for an applicable Well or with respect to a Well which is not currently producing, the most recent geological formation such Well produced from.
“Tax Allocation” has the meaning set forth in Section 7.7(c).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means (a) all federal, state, local, and non-U.S. taxes, levies, fees, imposts, duties, assessments, and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto and (b) any successor or transferee liability or any liability that arises by contract, by operation of Law, by reason of being a member of a consolidated, combined, unitary or similar group or otherwise, in each case, in respect of any items described in clause (a) above.
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“Termination Date” has the meaning set forth in Section 10.1(b)(i).
“Third Party Claim” has the meaning set forth in Section 11.8(a).
“Title Claim Date” has the meaning set forth in Section 3.4(a).
“Title Defect” has the meaning set forth in Section 3.2(b).
“Title Defect Amount” has the meaning set forth in Section 3.4(c)(i).
“Title Defect Notice” has the meaning set forth in Section 3.4(a).
“Title Defect Property” has the meaning set forth in Section 3.4(a).
“Title Expert” has the meaning set forth in Section 3.4(h).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Transfer Taxes” has the meaning set forth in Section 7.7(e).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.
“Units” has the meaning set forth in Section 1.2(c).
“Wells” has the meaning set forth in Section 1.2(a).
“Wellbore Lands” means, wither respect to each Well, the portion of and interest in the Lands (including rights pursuant to the Wells, Leases, Units and Contracts) necessary to produce from each such Well.
“Working Interest” has the meaning set forth in Section 3.2(a)(ii).

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is executed on October 6, 2021 (the “Execution Date”), by and between Comstock Oil & Gas, LLC, a Nevada limited liability company (“Seller”), and Northern Oil and Gas, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are each a “Party” and collectively, the “Parties.”
RECITALS
A.    Seller owns interests in wellbores which it does not operate and the Assets associated therewith as more fully described in Section 1.2 and the exhibits hereto.
B.    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller the Assets and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE

Section 1.1    Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey its interests in the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the interest of Seller in the Assets and to assume the Assumed Seller Obligations.
Section 1.2    Assets.
As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the Seller’s right, title, and interest, in and to the following (but excluding the Excluded Assets):
(a)    all oil and gas leases located in Billings, Dunn, McKenzie, McLean, Mountrail, Stark and Williams Counties, North Dakota and Roosevelt County, Montana, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby including those described or referred to on Exhibit A-2 (collectively the “Leases”) and all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (collectively the “Lands”);
(b)    any and all oil and gas wellbores described on Exhibit A-1 attached hereto (collectively, the “Wells”);
(c)    all interests of Seller in or to (i) any currently existing pools or units as described or referred to in Exhibit A-3 which include any Lands or all or a part of any Leases or include any Wells (the “Units”, the Units, together with the Leases, Lands and Wells being hereinafter referred to as the “Properties”), and including all tenements, hereditaments and appurtenances belonging to the Properties;

Asset Purchase Agreement

(d)    to the extent transferable, all Contracts, but not including Leases and Surface Contracts, to the extent relating to the Assets, including, without limitation, all licenses, permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, development agreements, participation agreements, division orders, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether unrecorded, (collectively “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.6 and provided that “Contracts” shall not include the instruments constituting the Leases or Surface Contracts;
(e)    all easements, rights-of-way, servitudes, lands, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface in each case to the extent used or held for use in connection with the exploration, development, ownership or operation of the Wells (the “Surface Contracts”); but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.6;
(f)    all equipment, machinery, fixtures and other tangible Personal Property and improvements located on the Properties or used or held for use in connection with the ownership or operation of the Properties (“Equipment”);
(g)    all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, inventory and any other personal property located on the Properties or used or held for use in connection with the Properties (collectively the “Personal Property”);
(h)    originals if available (and if not, copies), of records, files maps, information and data, whether written or electronically stored, relating to the other Assets in the possession of Seller or its Affiliates, including (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) Contract files; (iii) operations, environmental, production, and accounting records; (iv) production, facility, and well records and data; and (v) Asset Tax records (the “Records”); provided, however, that Seller may retain copies of such Records in accordance with Section 1.5;
(i)    all Hydrocarbons in, on, under, or produced from or attributable to the Properties at and after the Effective Time, and the proceeds thereof, and all Hydrocarbon inventories from or attributable to the Properties that are in storage as of the Effective Time;
(j)    all rights, benefits, liabilities, and obligations arising from or in connection with any Imbalances;
(k)    all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, to the extent attributable to the other Assets with respect to periods of time from and after the Effective Time or to the extent relating to any Assumed Seller Obligation, and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or contract, to the extent arising from, or relating to,

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the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets;
(l)    all rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of the other Assets or to the extent relating to any Assumed Seller Obligations;
(m)    all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and third parties, and rights accruing under applicable statutes of limitation or prescription, in each case, to the extent related or attributable to the Assets; and
(n)    to the extent related to the other Assets, all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs, and expenses (including court costs, expert witness fees, and reasonable attorneys’ fees) in favor of Seller (i) arising from acts, omissions, or events occurring from and after the Effective Time, or (ii) relating to the period prior to the Effective Time to the extent covering, related or attributable to the Assumed Seller Obligations, in each case, excluding items that relate to matters for which Seller is required to provide indemnification to Purchaser hereunder.
Section 1.3    Excluded Assets.
Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):
(a)     (i) All corporate, financial, Income Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to Seller’s properties and assets other than the Assets, (iii) any records retained by Seller pursuant to Section 1.2(h), (iv) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.6 (provided that Seller shall use commercially reasonably efforts, without obligation to incur out-of-pocket expenses, to obtain waivers of such restrictions), (v) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (vi) attorney-client privileged communications and work product of Seller’s or Seller’s Affiliates’ legal counsel (other than title opinions), (vii) reserve studies and evaluations, and (viii) records relating to the marketing, negotiation, and consummation of the sale of the Assets;
(b)    all rights to any refund related to the Excluded Seller Obligations or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;
(c)    Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
(d)    those items listed in Schedule 1.3(d);

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(e)    all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time to the extent not attributable to any Assumed Seller Obligation for which Purchaser is otherwise required to provide indemnification to Seller hereunder;
(f)    all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;
(g)    any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;
(h)    all geological and geophysical data (including all seismic data, as well as reprocessed data), logs, interpretive data, technical outputs, technical evaluations, maps, engineering data and reports, and other data and information of Seller; and
(i)    all Retained Assets excluded pursuant to Section 7.6 and any Assets excluded pursuant to Section 3.4(c)(ii), Section 3.4(c)(iii) or ARTICLE 4.
Section 1.4    Effective Time; Proration of Costs and Revenues.
(a)    Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred and assumed effective as of 12:01 A.M., local time, where the respective Assets are located, on October 1, 2021 (the “Effective Time”), as described below.
(b)    Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and Seller shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred by Seller prior to the Effective Time.
(i)    As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable.
(ii)    As used in this Agreement, the term “Property Costs” means (i) all costs (other than Taxes) attributable to the ownership and operation of the Assets including costs of insurance relating specifically to the Assets and capital expenditures incurred in the ownership and operation of the Assets, in each case, charged by the third party operator of the Assets and incurred in the ownership or operation of the Assets in the ordinary course of business, and (ii) overhead costs charged to the Assets under the applicable operating agreement by third party

Asset Purchase Agreement

operators; provided, however, “Property Costs” shall not include obligations and liabilities attributable to (a) the remediation of any Environmental Liabilities by Seller, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws in accordance with the terms of this Agreement, (b) the costs for Seller to correct, cure, and remedy any Title Defect in accordance with the terms of this Agreement, (c) obligations with respect to any Imbalances associated with the Assets, (d) without in any way obligating Seller to make such payments, any amounts paid by Seller to obtain any Transfer Requirement or any payment made pursuant to any Lease or Contract in order to transfer an Asset, (e) obligations with respect to hedges, (f) claims for indemnification or reimbursement from any third party with respect to costs of the types described in the preceding clauses (a)-(f), whether such claims are made pursuant to contract or otherwise, (g) Taxes and (h) the Excluded Seller Obligations.
(iii)    For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be, based on when services are rendered, when the goods are delivered, or when the work is performed as evidenced by statements and invoices delivered by the operator of each of the Wells. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when such Hydrocarbons are placed into the storage facilities and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when such Hydrocarbons pass through the delivery point sales meters on the pipelines through which they are transported.
(iv)    Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for its proportionate share of the portion allocated to the period before the Effective Time.
(c)    Within 30 days after the end of each calendar month from and after the Closing (including the calendar month in which the Closing occurs) until the Final Settlement Date, Seller and Purchaser shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under this Section 1.4, and (B) all Property Costs for which each Party is responsible under this Section 1.4 but were paid or borne by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Parties as follows: (A) if such netting and true-up results in a net amount payable by Purchaser to Seller, then Purchaser shall

Asset Purchase Agreement

pay to Seller such amount, and (B) if such netting and true-up results in a net amount payable by Seller to Purchaser, then Seller shall pay to Purchaser such amount.
Section 1.5    Delivery and Maintenance of Records.
Seller shall deliver the Records (FOB the Seller’s office) to Purchaser within thirty (30) days following Closing. Seller shall be entitled to keep copies of all Records; provided that Seller shall deliver all records held by Seller in electronic format electronically to Purchaser within ten (10) days following Closing.
ARTICLE 2
PURCHASE PRICE
Section 2.1    Purchase Price.
    The purchase price for the Assets (the “Purchase Price”) shall be One Hundred Fifty Four Million Dollars ($154,000,000), adjusted as provided in Section 2.2.
Section 2.2    Adjustments to Purchase Price.
The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts (other than Asset Taxes, which shall be determined in accordance with Section 7.7(a)) being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the Adjusted Purchase Price:
(a)    reduced by the aggregate amount of the following proceeds received by Seller between (and including) the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”) and not remitted or paid to Purchaser: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs) produced from or attributable to the Assets during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;
(b)    reduced to the extent provided in Section 7.6 with respect to Preference Rights and Retained Assets;
(c)    reduced to the extent provided in Section 3.5 in connection with a condemnation, taking or casualty loss;
(d)    reduced by the aggregate amount of all Property Costs attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid or economically borne by Purchaser;
(e)    to the extent that Seller is over-produced or under-delivered as of the Effective Time as shown with respect to net Imbalances, as complete and final settlement of all such Imbalances, reduced by the amount of the Imbalances multiplied by the price received by Seller for the liquid or gaseous Hydrocarbons, as applicable, for the month the Imbalance was created;
(f)    to the extent that Seller is under-produced or over-delivered as of the Effective Time as shown with respect to net Imbalances, as complete and final settlement of all such

Asset Purchase Agreement

Imbalances, increased by the amount of the Imbalances multiplied by the price received by Seller for the liquid or gaseous Hydrocarbons, as applicable, for the month the Imbalance was created;
(g)    to the extent that proceeds for such volumes have not been received by Seller, increased by an amount equal to the aggregated volumes of saleable Hydrocarbons stored in stock tanks (excluding tank bottoms) or other storage (excluding linefill) as of the Effective Time that are attributable to the ownership or operation of the Assets, multiplied by the contract price therefor on the Effective Time;
(h)    subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the sum of all Title Defect Amounts determined in accordance with ARTICLE 3;
(i)    subject to the Individual Environmental Threshold and the Aggregate Defect Deductible, reduced by the sum of all Environmental Defect Values determined in accordance with ARTICLE 4;
(j)    increased by the amount of all Property Costs (other than Taxes) attributable to the ownership and operation of the Assets which are paid by Seller and incurred during the Adjustment Period, except to the extent of any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and
(k)    to the extent not transferred to Purchaser at the Closing, reduced by the amount of any Suspense Funds held by Seller as of Closing, if any;
(l)    Adjusted for Asset Taxes as follows:
(i)    increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 7.7(a) but economically borne by Seller; and
(ii)    decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 7.7(a) but economically borne by Purchaser; and
(m)    reduced by the Allocated Value of any Asset excluded pursuant to Section 3.4(c)(ii), Section 3.4(c)(iii), or ARTICLE 4.
(n)    increased or reduced as mutually agreed upon in writing prior to Closing by Seller and Purchaser.
(o)    Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Wells during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(c) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period or incurred prior to the Effective Time but benefit the Assets after the Effective Time.

Asset Purchase Agreement

Section 2.3    Allocation of Purchase Price.
The Allocated Values assigned to the Wells are contained in Exhibit A-4.
Section 2.4    Payment of Adjusted Purchase Price.
The Adjusted Purchase Price shall be paid to Seller as follows:
(a)    Concurrently with the execution of this Agreement, Purchaser, Seller and Wells Fargo Bank, N.A. (the “Escrow Agent”) shall enter into that certain Escrow Agreement (the “Escrow Agreement”) of even date herewith, and prior to the close of business on the first (1st) Business Day after the Execution Date, Purchaser shall deposit into the escrow account contemplated by the Escrow Agreement, via wire transfer of immediately available funds, the sum of Seven Million Seven Hundred Thousand Dollars ($7,700,000) representing five percent (5%) of the unadjusted Purchase Price (such amount, the “Deposit”). In the event that the Post-Closing Escrow Amount is less than the Deposit, then the Parties will instruct the Escrow Agent pursuant to the terms of the Escrow Agreement to release all of the Deposit save and except for the Post-Closing Escrow Amount to be applied to the amount owed by Purchaser at the Closing pursuant to Section 2.4(b). If the Post-Closing Escrow Amount is greater than the Deposit, then Purchaser shall fund the difference between the Post-Closing Escrow Amount and the Deposit to the Escrow Agent on the Closing Date and none of the Deposit will be funded to Seller at the Closing.
(b)    At the Closing, Purchaser shall pay to Seller an amount equal to the Adjusted Purchase Price, less the Deposit and less any amount required to fund the Post-Closing Escrow Amount to the extent the Deposit is less than the Post-Closing Escrow Amount.
(c)    All cash payments made by Purchaser to Seller in accordance with this Section 2.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Seller in writing. All cash payments made by Seller to Purchaser in accordance with this Agreement shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Purchaser in writing.
Section 2.5    Withholding.
Purchaser and its Affiliates and Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Except with respect to any withholding required as a result of Seller’s failure to deliver the certificate described in Section 9.2(c), Purchaser shall provide Seller with at least five (5) Business Days prior written notice of any such deduction or withholding with respect to Seller, unless there is a change in applicable Law requiring such deduction or withholding, in which case, prior written notice to Seller will be provided as soon as reasonably practicable after such change in applicable Law, and Purchaser shall use commercially reasonable efforts to cooperate with Seller to mitigate such deduction and withholding to the extent permissible under applicable Law. To the extent any amounts are so deducted or withheld and paid over to the appropriate Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Asset Purchase Agreement

ARTICLE 3
TITLE MATTERS
Section 3.1    Seller’s Title.
(a)    Except for the Special Warranty of Title and as set forth in Section 3.1(b), and Purchaser’s remedies under this Agreement with respect to breaches of Seller’s representations and warranties set forth in ARTICLE 5, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLER’S TITLE TO ANY OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 3 OR PURCHASER’S REMEDIES SET FORTH IN THIS AGREEMENT WITH RESPECT TO BREACHES OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5.
(b)    If the Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title to the Wellbore Lands unto Purchaser against every Person whomsoever lawfully claiming by, through and under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty of Title”). Except for the Special Warranty of Title expressed in the preceding provisions of this Section 3.1(b), and Seller’s representations and warranties set forth in ARTICLE 5, no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets shall be contained in the assignment and conveyance documents substantially in the form attached hereto as Exhibit B to be delivered by Seller to Purchaser at Closing (the “Conveyance”). Purchaser shall not be entitled to protection under such Special Warranty of Title against any Title Defect asserted by Purchaser on or before the Title Claim Date or any Excluded Defects. If Purchaser provides written notice of a breach of such Special Warranty of Title to Seller, Seller shall have a reasonable opportunity to cure such breach. In any event, the recovery on a breach of Seller’s Special Warranty of Title under the Conveyance shall not exceed the Allocated Value of the affected Well(s). All claims in respect of the Special Warranty of Title must be brought within thirty-six (36) months of the Closing Date. The Conveyances will contain a special warranty of title in form and substance substantially similar to the Special Warranty of Title in this Agreement (the “Conveyances Special Warranty of Title”). The Conveyances Special Warranty of Title shall be limited to the terms and conditions of the Special Warranty of Title set forth in this Section 3.1 and to the extent the Conveyances Special Warranty of Title conflicts with the Special Warranty of Title, the Special Warranty of Title shall control in all respects, provided, that the Conveyances Special Warranty of Title shall not be subject to the Individual Title Threshold or Aggregate Defect Deductible.
(c)    Notwithstanding anything herein provided to the contrary, if a Title Defect under this ARTICLE 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in ARTICLE 5, then Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this ARTICLE 3, and shall be precluded from also asserting such matter as the basis of the breach of any representation or warranty.

Asset Purchase Agreement

Section 3.2    Definitions of Title Matters.
(a)    As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Wells and associated Wells and associated Wellbore Lands, except for and subject to Permitted Encumbrances, that is deducible of record or evidenced by unrecorded written elections pursuant to joint operating agreements, farmins and farmouts, pooling, unitization or similar agreements that, as of the Effective Time and the Closing Date:
(i)    with respect to the Target Formation of each Well shown in Exhibit A-1, entitles Seller to receive an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from each Well (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest on Exhibit A-1 for such Well, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.5) for decreases in connection with those operations in which Seller may from and after the Execution Date become a non-consenting co-owner, decreases resulting from the establishment or amendment by third parties from and after the Execution Date of pools or units, and decreases required to allow other Working Interest owners to make up past underproduction of Hydrocarbons or pipelines to make up past under deliveries of Hydrocarbons;
(ii)    with respect to the Target Formation of each Well shown in Exhibit A-1, obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to any Well not greater than the “Working Interest” percentage shown in Exhibit A-1 for such Well, except as stated in Exhibit A-1 and except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.5) for increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements from and after the Execution Date and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and
(iii)    is free and clear of liens, security interests, or other similar encumbrances.
(b)    As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes the Seller not to have Defensible Title in and to the Wells and associated Wellbore Lands as of the Closing. Notwithstanding the foregoing, the following shall not be considered Title Defects (“Excluded Defects”):
(i)    defects based solely on (1) lack of information in Seller’s files, or (2) references to a document(s) if such document(s) is not in Seller’s files;
(ii)    defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative written evidence that the action was not

Asset Purchase Agreement

authorized and results in or is reasonably likely to result in another Person’s superior claim of title;
(iii)    defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignment of such Leases, in the real property, conveyance or other records of the county in which such Property is located solely to the extent such Lease or assignment of such Lease is required to be filed (and has actually been filed) in the records of the applicable state or federal Governmental Body;
(iv)    defects based on a gap in Seller’s chain of title in the county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(v)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(vi)    defects arising from unreleased instruments (including prior oil and gas leases covering Hydrocarbons) in the chain of title that are not released or surrendered of record and that have on their face expired pursuant to their terms, unless Purchaser provides reasonable evidence that such prior oil and gas leases had not expired prior to the creation of the Asset in question;
(vii)    defects consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in or is reasonably likely to result in another Person’s superior claim of title;
(viii)    defects involving the lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgement, or approval of any instrument in Seller’s chain of title, absent reasonable evidence of an actual claim of superior title from a third Person attributable to such matter;
(ix)    defects that have been cured by the passage of time or such other means that would render such defect invalid according to applicable Law, or as to which the applicable Laws of limitations or prescription would bar any attack or claim;
(x)    defects arising out of assignments of a Well that do not enumerate any or all oil and gas leases that are related to such Well so long as such assignments are sufficient to satisfy any applicable statutes of frauds or other similar Law in respect of the adequacy of real property legal descriptions; and
(xi)    defects related to the failure to record in the county records any assignment of the Wells located on lands administered by a Governmental Body so long as such assignment is recorded and approved in the records of the applicable Governmental Body.

Asset Purchase Agreement

Section 3.3    Definition of Permitted Encumbrances.
As used herein, the term “Permitted Encumbrances” means any or all of the following (so long as Seller’s revenues related to any Well are not currently being held in suspense related to any such matters):
(a)    Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest in a Well below that shown on Exhibit A-1, or (ii) increase Seller’s Working Interest in a Well above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest;
(b)    All Leases, unit agreements, pooling agreements, joint operating agreements, Hydrocarbon production sales contracts, division orders, and other contracts, agreements and instruments applicable to or affecting the Assets, to the extent that they do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest in a Well below that shown on Exhibit A-1, or (ii) increase Seller’s Working Interest in a Well above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest;
(c)    Preference Rights, Transfer Requirements and similar agreements (i) applicable to this or any future transaction, (ii) that are not applicable to the sale of the Assets contemplated by this Agreement, or (iii) relate to the Excluded Assets.
(d)    Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
(e)    Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other Hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business relating to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other Hydrocarbons therefrom, that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;
(f)    All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance of assets similar to the Assets;
(g)    Rights of reassignment upon final intention to abandon or release the Assets, except circumstance where such rights have already been triggered;
(h)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller’s Net Revenue Interest in a Well below that shown on Exhibit A-1, (ii) increase Seller’s Working Interest in a Well above that shown in Exhibit A-1 without at least a proportionate increase in the Net Revenue Interest; (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected

Asset Purchase Agreement

thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;
(i)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;
(j)    Any lien, charge, encumbrance, obligation, security interest, irregularity, pledge or other defect on or affecting the Assets which is discharged by Seller prior to Closing;
(k)    Any matters shown on Exhibit A-1, Exhibit A-2 or Exhibit A-3;
(l)    Liens granted under applicable joint operating agreements; and
(m)    Any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Purchaser pursuant to this Agreement.
Section 3.4    Notice of Title Defect Adjustments.
(a)    To assert a claim of a Title Defect prior to Closing, Purchaser must deliver a Claim Notice to Seller (each a “Title Defect Notice”) on or before 5:00 o’clock p.m. at the prevailing time in Dallas, Texas, on November 5, 2021 (the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Well on Exhibit A-1 affected by the Title Defect, and, to the extent known, the Wellbore Lands attributable thereto (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to identify the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE CLAIM DATE. For purposes hereof, the “Allocated Value” of a Well shall mean the portion of the Purchase Price that has been allocated to each Well on Exhibit A-4.
(b)    Seller shall have the right, but not the obligation, to attempt to cure or remove Title Defects at any time prior the date that is one hundred and eighty (180) days after Closing (the “Cure Period”). Any asserted Title Defects which are cured within the Cure Period or waived or deemed waived by Purchaser shall be deemed Permitted Encumbrances hereunder.
(c)    In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall elect in writing on or before the date that is one (1) Business Day prior to the Closing, to elect to have one of the following remedies apply:
(i)    subject to the Individual Title Threshold and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(e) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Well

Asset Purchase Agreement

subject to such Title Defect, the portion of the Well subject to such Title Defect and the legal effect of such Title Defect on the Well affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(e) shall control any such determination;
(ii)    if and only if the alleged Title Defect is an Automatic Exclusion Title Defect [***] retain the Well and the associated Wellbore Lands that is subject to such Title Defect, together with all other associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Well (which adjustment to the Purchase Price, for the avoidance of doubt, shall not be subject to the Individual Title Threshold or Aggregate Defect Deductible);
(iii)    if a Title Defect is attributable to a Lease that contributes to Seller’s interest in a Well, retain the applicable Lease that is subject to such Title Defect, in which event, the Purchase Price shall be reduced by an amount calculated in accordance Section 3.4(e) and assuming that Seller owns no interest in such Lease (which adjustment to the Purchase Price, for the avoidance of doubt, shall be subject to the Individual Title Threshold or Aggregate Defect Deductible); provided, that, all other interests in the Wellbore Lands attributable to such Well shall be conveyed to Seller;
(iv)    at Closing, assign the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Purchaser, and the Title Defect Amount with respect to such Title Defect shall be included in the Post-Closing Escrow Amount. Seller shall then have until the expiration of the Cure Period to cure the Title Defect. To the extent such Title Defect is cured prior to the expiration of the Cure Period, Seller shall be entitled to withdraw the Title Defect Amount attributable to such Title Defect from the Escrow Agent; provided that if multiple delayed closings are contemplated as a result of this provision and/or Section 7.6(c), the delayed closings or releases of funds from the Escrow Account may be consolidated on dates mutually agreeable to the Parties. In the event that Seller is unable to cure the Title Defect prior to the expiration of the Cure Period, then Purchaser shall be entitled to withdraw the Title Defect Amount attributable to such Title Defect from the Escrow Agent. Within ten (10) days after the agreed (or fully determined) cure of a Title Defect or the expiration of the Cure Period, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse amounts from the Escrow Account to Seller with respect to the Title Defect Amounts attributable to Title Defects which are so cured during the Cure Period, and to Purchaser with respect to Title Defect Amounts attributable to Title Defects which are not so cured during the Cure Period; or
(v)    if and only if Purchaser agrees, convey the entirety of the Title Defect Property to Purchaser and indemnify Purchaser against all Losses, up to the Allocated Value of the affected Title Defect Property, resulting from such Title Defect.
(d)    Section 3.4(c) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).

Asset Purchase Agreement

(e)    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit A-1, the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value of such Title Defect Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit A-1; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall take into account the applicable time period only; [***]
(iv)    if the Title Defect represents an increase in Seller’s Working Interest in any Title Defect Property shown on Exhibit A-1, without causing a greater than proportionate increase in the Net Revenue Interest above that shown in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual amount of the increase in the Working Interest from that stated on Exhibit A-1 and the denominator of which is the Working Interest stated on Exhibit A-1; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall take into account the applicable time period only;
(v)    if the Title Defect results from any matter not described in subsections (i), (ii), (iii), or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;
(vi)    if a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and
(vii)    notwithstanding anything to the contrary in this ARTICLE 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon

Asset Purchase Agreement

any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
(f)    The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, if a lien affects more than one Title Defect Property, the amount necessary to discharge such lien shall be allocated among the Title Defect Properties so affected (in ratios of the respective portions of the Purchase Price allocated to such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount.
(g)    No Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Well has the effect of proportionately increasing Seller’s Net Revenue Interest in such Well.
(h)    Seller and Purchaser shall attempt in good faith to agree on all Title Defect Amounts and the existence of all Title Defects prior to Closing or the end of the Cure Period (with respect to Title Defects which Seller has elected to attempt to cure). If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(h). Without limiting Section 3.4(c)(iv), in the event of such disagreement with respect to the Title Defect Amount or the existence of a Title Defect, at Closing, Seller shall assign the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Purchaser, and the Title Defect Amount with respect to such Title Defect shall be included in the Post-Closing Escrow Amount. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within five (5) Business Days after the Closing Date or the end of the Cure Period (with respect to Title Defects which Seller has elected to attempt to cure); provided, however, if the Parties cannot mutually agree within five (5) Business Days, then the Parties shall request that the American Arbitration Association (“AAA”) appoint a qualified title attorney (the “Title Expert”). The Parties agree that the chosen Title Expert shall agree to be bound by the timelines and terms of this Agreement for rendering his or her decision or the Parties shall select a different Title Expert. The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Expert shall be bound by the rules set forth in ARTICLE 3 and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the Parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the Parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute. The Title Expert may consult with and engage disinterested third Parties to advise the Title Expert, including without limitation petroleum engineers. The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts submitted by either Party and may not award damages, interest or penalties to any party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Expert shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if Purchaser claims the Title Defect

Asset Purchase Agreement

Amount is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Purchaser, and if the Title Expert ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Title Expert will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller. Within ten (10) days after the Title Expert delivers written notice to Purchaser and Seller of his award with respect to a Title Defects and Title Defect Amount, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse amounts from the escrow account to Purchaser or Seller, as applicable, consistent with the Title Expert determination. The engagement letter with the Title Expert will have the Title Expert agree to and acknowledge the terms of this Section 3.4(h).
(i)    Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $75,000 (“Individual Title Threshold”), provided that, for purposes of determining whether or not any Title Defect meets the Individual Title Threshold, the Title Defect Amount for the applicable Title Defect shall be considered to be, to the extent a single Title Defect relates to more than one Title Defect Property, the aggregate of the Title Defect Amount(s) attributable to all Title Defect Properties affected by such Title Defect; and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects exceeds a deductible in an amount equal to three percent (3%) of the unadjusted Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to uncured Title Defects where the aggregate Title Defect Amounts, together with the aggregate Environmental Defect Values, are in excess of the Aggregate Defect Deductible.
(j)    Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, in its sole discretion, to waive or withdraw any Title Defect asserted by Purchaser on or prior to the Closing or termination pursuant to Section 10.1(b)(iii).
Section 3.5    Casualty or Condemnation Loss.
(a)    From and after the Execution Date, but subject to the provisions of Section 3.5(b) below, Purchaser shall assume all risk of loss with respect to any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets.
(b)    If, prior to the Closing Date, all or any part of any of the Assets are damaged or destroyed by fire, flood, storm or other casualty or are taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, Seller shall promptly notify Purchaser in writing of the nature and extent of the casualty loss or government taking and Seller’s estimate of the cost required to repair or replace that portion of the Assets affected by the casualty loss or value of the Assets taken by the government. If all or any portion of the Assets are affected by a casualty loss or government taking, the Purchase Price will be adjusted downward by the estimated cost to repair, replace or restore the Assets affected by such casualty loss to at least their condition prior to such casualty loss (as reasonably determined by the Parties) or the agreed value of the Assets taken by the government, and the

Asset Purchase Agreement

Parties will proceed with Closing, subject to the other terms and conditions of this Agreement. At Seller’s sole election, in lieu of adjustments to the Purchase Price with respect to a casualty loss or government taking which is less than one million dollars ($1,000,000), Seller may elect to pay over to Purchaser: (i) all insurance proceeds payable to Seller with respect to any such casualty loss, (ii) all sums paid to Seller by third parties by reason of any such casualty loss, and (iii) all compensation paid to Seller with respect to any such government taking.
Section 3.6    Limitations on Applicability.
The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice on or before the Title Claim Date or under the Special Warranty of Title.
ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1    Environmental Defects.
(a)    Purchaser shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Title Claim Date. An Environmental Defect Notice shall include, as is reasonably possible at the time: (a) identification of the Well(s) and associated Assets affected by the alleged Environmental Defect, including as applicable the Allocated Value of each affected Well; (b) a reasonable description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) with respect to each Environmental Defect, Purchaser’s good faith estimate of the amount of the Lowest Cost Response to remedy or cure such Environmental Defect (the “Environmental Defect Value”) and a description of the method used to calculate the Environmental Defect Value; and (d) appropriate documentation which Purchaser has at the time that is reasonably necessary for Seller to substantiate Purchaser’s claim and calculation of the Environmental Defect Value.
(b)    Seller may (w) elect to have the Purchase Price reduced by an amount equal to the Environmental Defect Value for such Well and associated Assets, (x) if and only if the Environmental Defect Value exceeds [***] of the Allocated Value of the Well affected by the alleged Environmental Defect, elect to exclude at Closing such Well, together with all associated Assets (which will become a Excluded Asset) affected by such Environmental Defect and reduce the Purchase Price by the Allocated Value(s) thereof, (y) contest any asserted Environmental Defect or Purchaser’s good faith estimate of the Environmental Defect Value as described in Section 4.1(d) and/or (z) seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date.
(c)    Seller and Purchaser shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects prior to Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 4.1(d).

Asset Purchase Agreement

(d)    Seller and Purchaser shall attempt in good faith to agree on the existence and Environmental Defect Value of all Environmental Defects prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Environmental Defects in dispute shall be exclusively and finally resolved pursuant to this Section 4.1(d). In the event of such disagreement with respect to the Environmental Defect Value or the existence of an Environmental Defect, at Closing, Seller shall assign the affected Asset that is subject to such Environmental Defect, together with all associated Assets, to Purchaser, and the Environmental Defect Value with respect to such affected Asset shall be included in the Post-Closing Escrow Amount. There shall be a single arbitrator, who shall be an environmental attorney or expert with at least ten (10) years’ experience in oil and gas environmental matters involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within five (5) Business Days after the Closing Date; provided, however, if the Parties cannot mutually agree within five (5) Business Days, then the Parties shall request that the AAA appoint a qualified environmental attorney (the “Environmental Expert”). The Parties agree that the chosen Environmental Expert shall agree to be bound by the timelines and terms of this Agreement for rendering his or her decision or the Parties shall select a different Environmental Expert. The Environmental Expert’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Environmental Expert shall be bound by the rules set forth in ARTICLE 4 and may consider such other matters as in the opinion of the Environmental Expert are necessary or helpful to make a proper determination. The Environmental Expert may allow the Parties to make written submissions of their positions in the manner and to the extent the Environmental Expert deems appropriate, and the Environmental Expert may call on the Parties to submit such other materials as the Environmental Expert deems helpful and appropriate to resolution of the dispute. The Environmental Expert may consult with and engage disinterested third Parties to advise the Environmental Expert, including without limitation petroleum engineers. The Environmental Expert shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Values submitted by either Party and may not award damages, interest or penalties to any party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Environmental Expert shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if Purchaser claims the Environmental Defect Value is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Purchaser, and if the Environmental Expert ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Environmental Expert will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller. Within ten (10) days after the Environmental Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect or Environmental Defect Value, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse amounts from the escrow account to Purchaser or Seller, as applicable, consistent with the Environmental Expert’s determination. The engagement letter with the Environmental Expert will have the Environmental Expert agree to and acknowledge the terms of this Section 4.1(d).
(e)    Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Environmental Defect for which the Environmental Defect Value therefor does not exceed

Asset Purchase Agreement

$100,000 (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Environmental Defects unless the aggregate Environmental Defect Values attributable to all uncured Environmental Defects exceeds the Aggregate Defect Deductible, after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to Environmental Defects where the aggregate Environmental Defect Values, together with the aggregate Title Defect Amounts, are in excess of the Aggregate Defect Deductible.
(f)    Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, in its sole discretion, to waive or withdraw any Environmental Defect asserted by Purchaser on or prior to the Closing or termination pursuant to Section 10.1(b)(iii).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1    Generally.
(a)    Any representation or warranty qualified “to the knowledge” of a Party or to a such Party’s “knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of such Party. “Actual Knowledge” for purposes of this Agreement means information actually and personally known by the Persons specified on Schedule 5.1 as it pertains to Seller or Schedule 6.1 as it pertains to Purchaser.
(b)    Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only. Nothing in the Schedules of Seller is intended to broaden the scope or effect of any representation or warranty contained in this Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation to any third person, or an admission to any third person against the interest of Seller. Descriptions of or references to particular contracts, agreements, notices and other documents herein are qualified in their entirety by reference to such documents. Certain sections of this Agreement may be qualified by the matters set forth in the related Schedule, and the disclosure of any fact or item in any of the Schedules shall, should the existence of such fact or item be relevant to any other of the Schedules or sections in this Agreement, be deemed to be disclosed with respect to that other section or Schedule solely to the extent that the relevance of such matter to such other Schedule or section is readily apparent on its face. In disclosing information pursuant to the Schedules, Seller does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine.
(c)    Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.10 and Section 11.11 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser, as of the Execution Date and the Closing Date, the matters set out in the remainder of this ARTICLE 5.

Asset Purchase Agreement

Section 5.2    Existence and Qualification.
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business where the Assets it owns are located.
Section 5.3    Power.
Seller has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 5.4    Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 5.5    No Conflicts.
The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation or limited liability company agreement or any other governing document of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or similar arrangement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.
Section 5.6    Liability for Brokers’ Fees.
Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation owing by Seller or its Affiliates in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Litigation.
Except as set forth on Schedule 5.7, (i) there are no proceedings, arbitrations, actions, suits, pending settlements, or other legal proceedings of any kind or nature before or by any Governmental Body or arbitrator, (each, a “Proceeding,” and collectively “Proceedings”) to which Seller is a party and

Asset Purchase Agreement

which relate to the Assets; and (ii) to Seller’s knowledge, there is no Proceeding or investigation to which Seller is not a party which relates to the Assets or that is pending or threatened.
Section 5.8    Taxes and Assessments.
(a)     All Tax Returns required to be filed by Seller with respect to Asset Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are true, correct and complete in all material respects.
(b)    All Asset Taxes required to be paid by Seller have been timely paid in full and Seller is not delinquent in the payment of any such Asset Taxes.
(c)    There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax. There are no Proceedings commenced or pending against the Assets or Seller by any Governmental Body relating to any Asset Taxes there are no Tax liens on any of the Assets except for liens for Taxes not yet due and payable.
(d)    All Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in all material respects.
(e)    No claim has been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns with respect to Asset Taxes that Seller is or may be subject to taxation by that jurisdiction relating to Asset Taxes.
(f)    No Asset is (i) subject to any tax partnership agreement or (ii) otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
Section 5.9    Compliance with Laws.
To Seller’s knowledge, the Wells are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in material compliance with the provisions and requirements of all Laws (other than Environmental Laws, which are exclusively addressed in ARTICLE 4 and Section 5.16) of all Governmental Bodies having jurisdiction with respect to the Wells, or the ownership, operation, development, maintenance, or use of any of the Assets, except where the failure to so comply would not be material to the ownership, operation, development, maintenance or use of such Well and the associated Assets. Seller has not received any written notice from any Governmental Body alleging or investigating a violation of any applicable Laws (other than Environmental Laws, which are exclusively addressed in ARTICLE 4 and Section 5.16) with respect to the ownership or operation of the Assets.
Section 5.10    Material Contracts.
To Seller’s knowledge, Schedule 5.10 sets forth all Contracts as of the Execution Date of the type described below that, in each case, will be binding upon Purchaser after the Closing and to which Seller is a party (or is a successor or assign of a party) (collectively, the “Material Contracts”):
(a)    any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or

Asset Purchase Agreement

similar Contract with respect to Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not terminable without penalty or other payment upon 60 days’ or less notice;
(b)    any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farmin, or earning by Seller of any oil and gas lease or mineral rights;
(c)    any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition or non-solicitation restrictions or other similar restrictions on doing business;
(d)    any Contract of Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset; and
(e)    any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing or where Purchaser will have any liability or responsibility for any costs or expenses.
To Seller’s knowledge, the Material Contracts are in full force and effect as to Seller and each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). To Seller’s knowledge, there exists no default in any material respect under any Material Contract by Seller or by any other Person that is a party to such Material Contract. Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each Material Contract and all amendments thereto in Seller’s possession.
Section 5.11    Governmental Authorizations.
To Seller’s knowledge, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Wells as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). No written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.
Section 5.12    Outstanding Capital Commitments.
As of the Execution Date, to Seller’s knowledge, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Wells and which Seller reasonably expects to require expenditures by Seller in excess of $100,000, net to Seller’s interest.
Section 5.13    Condemnation.
There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Wells by reason of condemnation or the threat of condemnation.

Asset Purchase Agreement

Section 5.14    Bankruptcy.
There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.
Section 5.15    Foreign Person.
Seller (or its regarded owner, if Seller is disregarded as an entity separate from its owner for U.S. federal income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 5.16    Environmental Matters.
Except as set forth on Schedule 5.16, Seller has not received, as of the Execution Date, any written notice or report of any material violation of, or material liability under, any Environmental Laws relating to the Assets where such violation or liability has not been previously cured or otherwise resolved or remediated to the satisfaction of the relevant Governmental Body.
Section 5.17    Consents and Preferential Purchase Rights.
Except as set forth on Schedule 5.17, none of the Wells, or any portion thereof, is subject to any Preference Right, Transfer Requirement (including Specified Consent Requirements), tag along rights or other similar consent or approval that may be applicable to the transactions contemplated by this Agreement.
Section 5.18    Non-Consent Operations.
Except as set forth on Schedule 5.18, as of the Execution Date, during the two year period prior to the Execution Date, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.
Section 5.19    Take-in-Kind.
Neither Seller nor its Affiliates have taken-in kind or marketed Hydrocarbons produced from or attributable to the Assets.
Section 5.20    Credit Support.
Schedule 5.20 contains a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise provided by Seller or any of its Affiliates with respect to the Assets.
Section 5.21    Payout Wells.
To Seller’s knowledge, Schedule 5.21 contains a list of the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout or passage of time or other event (other than termination of a Lease by its terms.

Asset Purchase Agreement

Section 5.22    Leases.

Seller has not received, as of the Execution Date, any written notice from any party under a Lease or Surface Contract (a) alleging that Seller or the applicable operator is in breach or default of such Lease or Surface Contract in any material respect (which default has not been cured), or (b) threatening to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease or Surface Contract.
Section 5.23    Schedule Supplement.
From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto to include any matters arising after the Execution Date that would otherwise constitute a breach of any representation or warranty of Seller contained herein (each a “Schedule Supplement”). The Schedule Supplement shall be deemed to be incorporated into and supplement and amend the Schedules for all purposes hereunder; provided, however, if Seller delivers Schedule Supplements pursuant to this Section 5.23, and, based upon the matters relating to such Schedule Supplements, Purchaser’s condition to close the transaction pursuant to Section 8.2 has not been satisfied but Purchaser nevertheless elects to close the transactions contemplated hereunder, Purchaser will be deemed to have waived the matters disclosed pursuant to any such Schedule Supplement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller, as of the Execution Date and the Closing Date, the following:
Section 6.1    Existence and Qualification.
Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.
Section 6.2    Power.
Purchaser has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.3    Authorization and Enforceability.
The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Asset Purchase Agreement

Section 6.4    No Conflicts.
The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect on Purchaser or the transactions contemplated hereby.
Section 6.5    Liability for Brokers’ Fees.
Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation owing by Purchaser or its Affiliates in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.6    Litigation.
There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.
Section 6.7    Limitation and Independent Evaluation.
(a)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CONVEYANCE OR IN ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO PURCHASER PURSUANT TO THIS AGREEMENT, PURCHASER REPRESENTS AND ACKNOWLEDGES THAT (I) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ASSETS OR PROSPECTS THEREOF, AND (II) PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO PURCHASER’S RIGHTS PURSUANT TO ARTICLE 4 AND EXCEPT AS SET FORTH IN SECTION 5.16, PURCHASER REPRESENTS AND ACKNOWLEDGES THAT SELLER HAS NOT MADE NOR WILL MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.
(b)    PURCHASER FURTHER REPRESENTS AND ACKNOWLEDGES THAT IT IS KNOWLEDGEABLE OF THE OIL AND GAS BUSINESS AND OF THE USUAL AND CUSTOMARY PRACTICES OF PRODUCERS SUCH AS THE SELLER, AND THAT IT HAS RETAINED AND TAKEN ADVICE CONCERNING THE ASSETS AND

Asset Purchase Agreement

TRANSACTIONS HEREIN FROM ADVISORS AND CONSULTANTS WHICH ARE KNOWLEDGEABLE ABOUT THE OIL AND GAS BUSINESS, AND THAT IS AWARE OF THE RISKS INHERENT IN THE OIL AND GAS BUSINESS. PURCHASER REPRESENTS THAT, AS OF THE CLOSING AND SUBJECT TO SELLER’S COMPLIANCE WITH SECTION 7.1, IT HAS HAD ACCESS TO THE ASSETS, THE OFFICERS AND EMPLOYEES OF SELLER, AND THE BOOKS, RECORDS AND FILES MADE AVAILABLE BY SELLER RELATING TO THE ASSETS, AND IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT EVALUATION AND DUE DILIGENCE INVESTIGATION OF THE ASSETS, AND ITS OWN INDEPENDENT EVALUATION OF THE BUSINESS, ECONOMIC, LEGAL, TAX, OR OTHER CONSEQUENCES OF THIS TRANSACTION INCLUDING ITS OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE OIL, NATURAL GAS, AND OTHER RESERVES ATTRIBUTABLE TO THE PROPERTIES.
Section 6.8    SEC Disclosure.
(a)    PURCHASER IS ACQUIRING THE ASSETS FOR ITS OWN ACCOUNT FOR USE IN ITS TRADE OR BUSINESS, AND NOT WITH A VIEW TOWARD OR FOR SALE ASSOCIATED WITH ANY DISTRIBUTION THEREOF, NOR WITH ANY PRESENT INTENTION OF MAKING A DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT: (I) AN INVESTMENT IN THE PROPERTIES INVOLVES CERTAIN RISKS; AND (II) NEITHER THE SEC NOR ANY FEDERAL, STATE OR FOREIGN AGENCY HAS PASSED UPON THE PROPERTIES OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE PROPERTIES OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO PURCHASER.
(b)    PURCHASER IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 504 UNDER THE SECURITIES ACT.
(c)    PURCHASER ACKNOWLEDGES THAT DISCLAIMERS CONTAINED IN SECTION 6.7 AND SECTION 6.8 ARE “CONSPICUOUS” FOR ALL PURPOSES OF ANY APPLICABLE STATE OR FEDERAL LAW, REGULATION OR ORDER.
Section 6.9    Bankruptcy.
There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser. Purchaser is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.
Section 6.10    Financing.
Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at Closing.

Asset Purchase Agreement

ARTICLE 7
COVENANTS OF THE PARTIES
Section 7.1    Diligence; Records.
(a)    Between the Execution Date and the Closing Date (or earlier termination of this Agreement), Seller (i) will give Purchaser and its representatives reasonable access, during normal business hours, to the Sample Wells (subject to obtaining any required consents of third parties, including third party operators of the Sample Wells), Seller’s personnel knowledgeable about the Wells, and access to and the right to copy or electronic copies of, at Purchaser’s sole cost, risk, and expense, the Records (or originals thereof) in Seller’s possession and any other information in Seller’s possession or control that is reasonably requested by Purchaser with respect to the Wells, for the purpose of conducting reasonable due diligence review of the Wells, and (ii) will use commercially reasonable efforts (without obligation to incur out-of-pocket expenses) to secure for Purchaser and its representatives (A) access to the Sample Wells (to the extent requested by Purchaser) from applicable third party operators (B) waivers or consents of any disclosure restrictions binding on Seller with respect to the Records or any other information that is reasonable requested by Purchaser with respect to the Wells (C) such data and information from the operators of the Sample Wells reasonably requested by Purchaser, in each case, for the purpose of conducting a reasonable due diligence review of the Sample Wells. To the extent permitted by the applicable third party operator (which Seller will use commercially reasonably efforts to secure), Purchaser will be entitled to conduct a Phase I Environmental Site Assessment and limited environmental compliance review of the Sample Wells and may conduct visual inspections and record reviews relating to the Sample Wells, including their condition and compliance with Environmental Laws. However, Purchaser shall not conduct any invasive testing, sampling, or other similar activity of soil, groundwater, or other materials (including any testing or sampling for Hazardous Materials, Hydrocarbons, or NORM) on or with respect to the Assets prior to Closing, in each case, without Seller’s consent. Purchaser and Seller agree that the lack of such sampling or other similar activity shall not prejudice Purchaser’s rights to assert an Environmental Defect to the extent Seller declines Purchaser such further access to the applicable Asset. Purchaser shall abide by the safety rules, regulations, and operating policies of any applicable third party operator while conducting its due diligence evaluation of the Assets; provided that such rules, regulations and policies are made available to Purchaser in advance of or during Purchaser’s due diligence evaluation. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.
(b)    All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain confidentiality agreement dated August 21, 2021 (the “Confidentiality Agreement”), by and between Comstock Resources, Inc. and Purchaser and any applicable Contracts or Surface Contracts, in accordance with their terms.
(c)    ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO PURCHASER AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION 7.1 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLER’S WARRANTIES EXPRESSLY MADE IN ARTICLE 5, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND

Asset Purchase Agreement

OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION CONTAINS A MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS (WHETHER NOW OR HEREAFTER IN EFFECT). TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR SELLER’S WARRANTIES, ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM BY PURCHASER SHALL BE AT PURCHASER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND PURCHASER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OTHER THAN SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE (WHETHER NOW OR HEREAFTER IN EFFECT) ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO PURCHASER OR SELLER’S PROVISION OF SALE TO PURCHASER.
Section 7.2    Government Reviews.
Seller and Purchaser shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
Section 7.3    Notification of Breaches.
Until the Closing,
(a)    Purchaser shall notify Seller promptly after Purchaser obtains Actual Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.
(b)    Seller shall notify Purchaser promptly after Seller obtains Actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
(c)    If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this

Asset Purchase Agreement

Agreement. No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.
(d)    There shall be no breach of the covenants in this Section as a result of a Party’s failure to report a breach of any representation or warranty or failure to perform or observe any covenant or agreement of which it had Actual Knowledge if the Party subject to the breach or failure also had knowledge thereof prior to Closing.
Section 7.4    Public Announcements.
Neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller or their respective Affiliates to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or third parties holding Preference Rights, rights of consent, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (iii) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.4, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
Section 7.5    Operation of Business.
Except as otherwise approved in writing by Purchaser, from the Execution Date until the Closing, Seller:
(a)    will conduct its business related to the Wells in the ordinary course consistent with Seller’s recent practices, subject to interruptions resulting from force majeure, mechanical breakdown, or planned maintenance;
(b)    will not commit to any new operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Wells in excess of $50,000, net to the interest of Seller;
(c)    will not voluntarily terminate, materially amend, waive any material right under, execute, or extend any Material Contracts, Lease related to the Wells or any Surface Contract related to the Wells or enter into any contract that, if entered into on or prior to the Execution Date, would have constituted a Material Contract hereunder;
(d)    will provide written notice to Purchaser of receipt of any written notice from lessors under the Leases;
(e)    will maintain Seller’s insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force;

Asset Purchase Agreement

(f)    will not transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Asset except for sales and dispositions of equipment or Hydrocarbons made in the ordinary course of business consistent with past practices;
(g)    will provide Purchaser with written notice of any claim or investigation by any third party (including Governmental Bodies) made against Seller after Seller receives written notice thereof that affects, or could reasonably likely affect, the Assets;
(h)    will not waive, release, assign, settle or compromise any claim of Losses that would be an Assumed Seller Obligation after the Closing or that is an Asset;
(i)    subject to the final paragraph of this Section 7.5, will promptly forward all AFEs with respect to the Assets by Seller or its Affiliates to Purchaser and comply with the other terms of this Section 7.5 with respect thereto;
(j)    will not directly or indirectly (and shall cause each of its respective Affiliates and its and their respective representatives not to directly or indirectly) solicit, initiate, participate in, or otherwise engage in, any proposal, discussion or negotiation with, or enter into any binding or non-binding agreement with, any Person (other than Purchaser and its representatives) in connection with the transfer or sale of any Asset by Seller to such Person (other than with respect to (i) production of Hydrocarbons in the ordinary course of business, (ii) rights of reassignment upon intent to abandon an Asset in the ordinary course of business, and (iii) in connection with any Preference Right applicable to the transactions contemplated by this Agreement);
(k)    will not make, change or revoke any material Tax election with respect to the Assets, file any amended Tax Return with respect to Asset Taxes, settle or compromise any material claim related to Asset Taxes, surrender any right to claim a material refund of Asset Taxes, or incur any material Asset Taxes outside the ordinary course of business; and
(l)    will not enter into an agreement with respect to or otherwise permit any of the foregoing.
Requests for approval of any action restricted by this Section 7.5 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Adam Dirlam	Erik Romslo
601 Carlson Pkwy - Suite 990	601 Carlson Pkwy - Suite 990
Minnetonka, Minnesota 55305	Minnetonka, Minnesota 55305
Email: adirlam@northernoil.com	Email: eromslo@northernoil.com

With respect to each AFE forwarded by Seller pursuant to Section 7.5, Purchaser agrees that it will (x) timely respond to any written request for consent pursuant to this Section 7.5 in respect of any such AFE or proposal, and (y) consent to any such written request for approval of any AFE or similar request that Purchaser reasonably considers to be economically appropriate or is necessary to continue any Asset in force and effect beyond Closing. With respect to each AFE forwarded by Seller pursuant to Section 7.5, Purchaser shall make a decision as to whether or not Seller should elect to participate in the applicable operation covered by such AFE within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is

Asset Purchase Agreement

specified in Seller’s written notice, and within 24 hours if a drilling rig is on site and the applicable agreement or third party notice requires a response within 48 hours) after Purchaser’s receipt of such AFE from Seller. If Purchaser has provided to Seller Purchaser’s written decision within the time period required under this paragraph, then Seller shall make elections at Purchaser’s direction. If Purchaser has not provided to Seller Purchaser’s written decision within time period required under this paragraph, then Seller’s decision shall control and Purchaser shall be deemed to have consented to such decision of Seller.
Section 7.6    Preference Rights and Transfer Requirements.
(a)    Within five (5) Business Days after the Execution Date, Seller shall deliver written notices (in form and substance reasonably acceptable to Purchaser) and initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith (unless Purchaser agrees in writing to bear such amounts).
(b)    If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Wells included in the Preference Property.
(c)    If any of the following occur:
(i)    a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;
(ii)    an Asset is subject to a Transfer Requirement that provides that (A) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (B) any purported assignment in the absence of such consent first having been obtained is void, invalid, or unenforceable against such lessor or other Person, (C) the Person holding the right may terminate the applicable Lease, permit, Contract, or other instrument creating Seller’s rights in the affected Asset, (D) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Asset, or (E) the third party consent holder has denied consent in writing and the language of the applicable consent does not provide, by its express terms, that such consent cannot be unreasonably withheld (each, a “Specified Consent Requirement”), and such Specified Consent Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

Asset Purchase Agreement

(iii)    the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;
then, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price shall be reduced at Closing by the full Allocated Value of the Well(s) that are a part of the Retained Asset pursuant to Section 7.6(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller complies with or obtains a waiver of or notice of election not to exercise, or otherwise satisfy, all remaining Preference Rights and Specified Consent Requirements with respect to such Retained Asset as contemplated by this Section 7.6(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the Parties in order to consolidate, to the extent reasonably possible, the number of closings). At the delayed closing, Purchaser shall pay Seller a purchase price equal to the amount that the Purchase Price was reduced at Closing on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Specified Consent Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Seller and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).
(d)    Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.
Section 7.7    Tax Matters.
(a)    Seller shall be responsible for all Asset Taxes attributable to any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending prior to the Effective Time, and Purchaser shall be responsible for all Asset Taxes attributable to any Tax

Asset Purchase Agreement

period beginning at and after the Effective Time and the portion of any Straddle Period beginning at the Effective Time. For purposes of determining the allocations described in this Section 7.7(a), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.2(k), Section 9.4(a), or Section 9.4(b), as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the determination of the Final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 7.7(a).
(b)    Notwithstanding the allocation of Asset Taxes set forth in Section 7.7(a), Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to Asset Taxes required to be filed prior to Closing). Purchaser shall file all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date for any Tax period beginning prior to the Effective Time. With respect to such Tax Returns for Asset Taxes covering a taxable period that begins prior to the Effective Time, (i) Purchaser shall provide a copy of such Tax Return to Seller within fifteen (15) days prior to filing for Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed and (ii) Seller shall pay to Purchaser the amount of any Seller Taxes due with respect to such Tax Return at least five (5) days prior to due date for such Taxes.
(c)    Purchaser shall deliver to Seller a schedule with an allocation of the Final Purchase Price (and any other amounts that are treated as consideration for United States federal income Tax purposes) among the Assets in accordance with Section 1060 of the Code (the “Tax Allocation”) within ninety (90) days after the Final Settlement Date. Seller and Purchaser each agree to prepare, and to cause their respective Affiliates to prepare all Tax Returns, including Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Tax Allocation, as revised to take into account subsequent revisions by Purchaser as a result of adjustments to the Purchase Price, and the Parties shall not take any position inconsistent therewith on any Tax Return or in connection with any Tax audit, claim or similar proceeding, unless required to do so by a determination within the meaning of Section 1313(a) of the Code, or with such other Party’s prior written consent; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Tax Allocation.

Asset Purchase Agreement

(d)    In addition to the Parties’ obligations under Section 7.7(c), Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes related to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each Party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Each of Purchaser and Seller further agree, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
(e)    Purchaser shall bear sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement (collectively “Transfer Taxes”). Seller and Purchaser will cooperate in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller (for payment to appropriate Governmental Body) or directly to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser and Seller will each use commercially reasonable efforts to furnish any certificate or other evidence as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.
Section 7.8    Further Assurances.
After the Closing, Seller and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Seller (including its successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein and/or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.
Section 7.9    Financial Statements Assistance.
(a)    Seller acknowledges that Purchaser or its Affiliates may be required to include financial information relating to the Assets of Seller, including without limitation carveout

Asset Purchase Agreement

financial statements, reserve information or statements of revenues and direct operating expenses, (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, the “Requisite Financial Statement Information”) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic reports or proxy statements under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, conducting one or more offerings of securities under Rule 144A of the Securities Act or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Purchaser or its Affiliates. At Purchaser’s request, from and after the Execution Date and for up to three years after Closing, Seller shall, at Purchaser’s sole cost and expense, provide Purchaser (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such records (to the extent that such information is available) and personnel of Seller and each of their respective officers, directors, employees, agents, and other representatives (“Seller Group”) and use reasonable efforts to, at Purchaser’s sole cost and expense, provide reasonable access during normal business hours to Seller Group’s accounting firm and reserve engineers, in each case, as Purchaser (or its applicable Affiliate or assignee) may reasonably request to enable Purchaser (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to create and audit the Requisite Financial Statement Information and, if applicable, to obtain customary comfort letters. Notwithstanding anything to the contrary herein, the access to be provided to Purchaser shall not interfere with Seller’s or any of its Affiliates’ ability to prepare its own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that Seller reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(b)    Seller agrees to provide its written consent and to use its commercially reasonable efforts to cause its auditors and reserve engineers at Purchaser’s sole cost and expense to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the SEC or other offering materials related to securities offerings of Purchaser or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, as amended. Upon request by Purchaser, Seller shall use its commercially reasonable efforts to, at Purchaser’s sole cost and expense, provide Purchaser and Purchaser’s independent accountants with access to (i) audit work papers of the Seller Group’s independent accountants and (ii) management representation letters delivered by any member of the Seller Group, as applicable, or on behalf of Seller Group to the Seller Group’s independent accountants.
(c)    All of the information provided by Seller pursuant to this Section 7.9 is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto. Purchaser shall reimburse Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by Seller Group in complying with this Section 7.9.

Asset Purchase Agreement

(d)    Purchaser shall indemnify Seller, its respective Affiliates, Seller’s and each of its Affiliates’ respective directors, managers, officers, stockholders, partners, members, employees and representatives, each member of Seller Group, and each of their respective heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Purchaser, any of its Affiliates or Representatives of information utilized in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 7.9 to the fullest extent permitted by applicable Law, in each case, except in the case of fraud or gross negligence of Seller or its Affiliates or any of their respective representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction and the foregoing obligations shall survive termination of this Agreement.
Section 7.10    Financing Cooperation.
(a)    Seller agrees to, and shall use its commercially reasonable efforts to cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, on a timely basis, provide information relating to the Assets as is reasonably requested by Purchaser in connection with the Purchaser Revolving Credit Facility to the extent deemed necessary or advisable by Purchaser to fund any portion of the Purchase Price (“Financings”).
(b)    Notwithstanding anything to the contrary contained in this Section 7.10, nothing in this Section 7.10 shall require any such cooperation to the extent that it would (A) require Seller or its Affiliates or any of their respective representatives, as applicable, to agree to pay any commitment or other fees or reimburse any expenses prior, or incur any liability or give any indemnities or otherwise commit to take any similar action, (B) require Seller or its Affiliates or any of their respective representatives to provide any information that is not reasonably available to Seller or such representative, or (C) require Seller or its Affiliates or any of their respective representatives to take any action that will conflict with or violate such Persons’ organizational documents, as applicable, or any applicable Laws or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability with respect to any matters relating to the Financings. Purchaser shall, promptly upon request by Seller, reimburse Seller and its Affiliates and each of their respective representatives for all reasonable and documented out-of-pocket costs incurred by such Persons in connection with the cooperation contemplated by this Section 7.10 (including attorney’s fees); and shall indemnify and hold harmless Seller and its Affiliates and each of their respective Representatives from and against any and all liabilities suffered or incurred by such Persons arising from the cooperation provided by such Persons pursuant to this Section 7.10 (other than to the extent such liabilities arise from the fraud, willful misconduct or gross negligence of Seller or its Affiliates or any of their respective representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith; provided, however, that Purchaser shall not be required to indemnify and hold harmless Seller and its representatives to the extent that such losses arise from or are related to information provided by Seller or its representatives to Purchaser in writing specifically for use in the Financings that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Asset Purchase Agreement

ARTICLE 8
CONDITIONS TO CLOSING
Section 8.1    Conditions of Seller to Closing.
The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Seller:
(a)    Representations. The representations and warranties of Purchaser set forth in ARTICLE 6 that are not Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality); and set forth in ARTICLE 6 that are Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date.
(c)    Proceedings. No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 7.6; and
(d)    Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3.
Section 8.2    Conditions of Purchaser to Closing.
The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:
(a)    Representations. The representations and warranties of Seller set forth in ARTICLE 5 that are not Fundamental Representations and the representations and warranties set forth in Section 5.8 and Section 5.15 shall be true and correct as of the Closing Date as though

Asset Purchase Agreement

made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality); and set forth in ARTICLE 5 that are Fundamental Representations (other than the representations and warranties set forth in Section 5.8 and Section 5.15) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;
(b)    Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;
(c)    Proceedings. No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated as a Preference Property in accordance with Section 7.6; and
(d)    Deliveries. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Seller under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2.
ARTICLE 9
CLOSING
Section 9.1    Time and Place of Closing.
(a)    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to ARTICLE 10, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement) (the “Closing”), and subject to the provisions of Section 3.4 and Section 7.6 relating to delayed Closings, the Closing shall take place at 10:00 A.M., at the prevailing time in Dallas, Texas, on November 16, 2021, at the offices of Seller’s counsel, 2200 Ross Avenue, Ste. 2800 Dallas, Texas 75201, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in ARTICLE 8 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.4(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

Asset Purchase Agreement

(b)    The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 9.2    Obligations of Seller at Closing.
At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:
(a)    the Conveyance, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
(b)    a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(c)    an executed certificate stating that Seller is not a foreign person within the meaning of the Code, meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);
(d)    duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit (less the Post-Closing Escrow Amount, as applicable) to Seller;
(e)    recordable releases in forms reasonably acceptable to Purchaser of any deed of trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller affecting the Assets, in each case, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices; and
(f)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
Section 9.3    Obligations of Purchaser at Closing.
At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:
(a)    a wire transfer to Seller in an amount equal to Seller’s Closing Payment, in immediately available funds;
(b)    the Conveyance, duly executed by Purchaser;
(c)    a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;
(d)    duly executed counterparts of joint written instructions in compliance with the Escrow Agreement, instructing the Escrow Agent to disburse the Deposit (less the Post-Closing Escrow Amount, as applicable) to Seller; and
(e)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Asset Purchase Agreement

Section 9.4    Closing Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement of Seller’s calculation of the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and accompanied by reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amounts to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Seller; provided, however, Seller shall not be required to make any change thereto to which Seller does not agree.
(b)    As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each Party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.
(c)    As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price, and Seller’s share thereof, no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”).
(d)    In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either Party may refer the remaining matters in dispute to KPMG, or if KPMG is unwilling to serve, then the Parties will mutually agree upon a nationally recognized accounting firm provided, however, if the Parties cannot mutually agree within five (5) Business Days, then the Parties shall request that the AAA appoint a qualified nationally recognized accounting firm (the “Agreed Accounting Firm”).
(i)    Each Party shall summarize its position with regard to the remaining matters in dispute in a written document and submit such summaries to the Agreed Accounting Firm, together with any other documentation such Party may desire to submit.
(ii)    Within fifteen (15) Business Days after receiving the Parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing Seller’s position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing

Asset Purchase Agreement

statements exchanged between the Parties, as described earlier in this subsection) based on the materials described above.
(iii)    The Agreed Accounting Firm may not award damages or penalties to either Party. Any decision rendered by the Agreed Accounting Firm pursuant hereto shall be final, conclusive and binding on Seller and Purchaser and will be enforceable against any of the Parties in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Seller and one-half by Purchaser. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.
(iv)    Within ten (10) Business Days after the date on which the Parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable.
(e)    Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Agreed Accounting Firm shall be borne by the Seller, on the one hand, and the Purchaser, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if Purchaser claims an amount is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by the Purchaser, and if the Agreed Accounting Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Agreed Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.
ARTICLE 10
TERMINATION
Section 10.1    Termination.
This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Purchaser;
(b)    by Seller or by Purchaser, if:
(i)    Closing shall not have occurred on or before December 16, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (i) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(ii)    there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall

Asset Purchase Agreement

have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable; or
(iii)    the sum of all (1) Title Defect Amounts and Environmental Defect Values asserted in good faith by Purchaser (subject to Purchaser’s rights to waive or withdraw any such Title Defect or Environmental Defect pursuant to Section 3.4(j) or Section 4.1(f), respectively), plus (2) downward Purchase Price adjustments under Section 2.2(c) exceeds twenty percent (20%) of the unadjusted Purchase Price;
(c)    by Seller, if Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within ten (10) Business Days after written notice thereof from Seller to Purchaser; provided that (i) the failure to deliver the Closing Payment at the Closing as required shall not require any notice in order for Seller to terminate this Agreement immediately upon such breach and (ii) any Cure Period shall not extend beyond the Termination Date and shall not extend the Termination Date;
(d)    by Purchaser, if Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, such failure, if curable, has not been cured within ten (10) Business Days after written notice thereof from Purchaser to Seller; provided that any Cure Period shall not extend beyond the Termination Date and shall not extend the Termination Date; or
(e)    by Seller, by written notice to Purchaser delivered within two (2) Business Days after the Execution Date, if Purchaser does not timely pay the Deposit in accordance with Section 2.4.
Section 10.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the Parties shall have no liability or obligation hereunder (except for the provisions of Section 5.6, Section 6.5, Section 7.4, Section 11.4, Section 11.5, Section 11.6, Section 11.8, Section 11.10 and Section 11.11 of this Agreement and this ARTICLE 10, the Section entitled “Definitions,” and ARTICLE 12, all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any Party from liability for Losses incurred by a third party resulting from its breach of this Agreement.
(b)    In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall promptly elect in writing, as the sole and exclusive remedy of the Seller Indemnified Persons against any member of the Purchaser Indemnified Persons for the failure to consummate the transactions contemplated hereunder at

Asset Purchase Agreement

Closing, to either (A) exercise its right to specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Seller) for the sole account and use of Seller as liquidated damages hereunder. If Seller elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, Seller shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 10.2(b). SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT IF SELLER RECEIVES THE DEPOSIT AS LIQUIDATED DAMAGES, (i) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (ii) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (iii) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.
(c)    In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the material breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Indemnified Persons against any member of the Seller Indemnified Persons for the failure to consummate the transactions contemplated hereunder at Closing in accordance with this Agreement, to either (A) exercise its right to specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser) and in the event all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and the Closing has not occurred solely due to Seller’s willful refusal to consummate the transactions contemplated hereunder at the Closing, Purchaser may seek actual, direct damages up to an aggregate amount not greater than an amount equal to the amount of the Deposit. If Purchaser elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, the Purchaser shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 10.2(c).
(d)    If this Agreement is terminated in accordance with this Agreement for any reason other than as set forth in Section 10.2(b) or Section 10.2(c), the Deposit shall be returned to Purchaser. Upon such termination, the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser, and Seller shall be free immediately to

Asset Purchase Agreement

enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction or limitation under this Agreement.
ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS
Section 11.1    Receipts.
Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets after the Effective Time (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets after the Effective Time (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.
Section 11.2    Expenses.
Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller, such consent not to be unreasonably withheld. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.
Section 11.3    Assumed Seller Obligations.
Subject to the indemnification by Seller under Section 11.5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities (including Environmental Liabilities) of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations to (a) properly plug and abandon any and all Wells, including inactive Wells or temporarily abandoned Wells, drilled on the Properties, as required by Law, (b) replug any Well or previously plugged Well on the Properties to the extent required by Governmental

Asset Purchase Agreement

Body, (c) dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (d) clean up, restore, remediate or otherwise respond to Hazardous Materials on, at or migrating from the premises covered by or related to the Assets in accordance with applicable agreements and Laws, to comply with Laws concerning Hazardous Materials, NORM and Environmental Liabilities related to the Assets, and to discharge all other Environmental Liabilities, and (e) perform all obligations applicable to or imposed on the lessee or owner under the Leases and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume (except for the Excluded Seller Obligation set forth in Section 11.3(b) which shall become an Assumed Seller Obligation after the expiration of the applicable statute of limitations with respect to such obligations and liabilities), any of the obligations or liabilities of Seller and its Affiliates that are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):
(a)    attributable or arising from death or physical injury caused by Seller Indemnified Persons to any Person prior to Closing;
(b)    attributable to or arising from the failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Law, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests, working interest amounts and other burdens upon, measured by or payable out of production with respect to the Assets that are due by Seller or any of its Affiliates (or any third party payor remitting amounts on behalf of Seller or its Affiliates) and attributable to Seller’s ownership of the Assets prior to the Effective Time, in each case, to the extent Seller or its Affiliates received payment for same to which Seller was not entitled, and unclaimed property and escheat obligation related to periods prior to Closing;
(c)    attributable to or arising from Seller Taxes;
(d)    attributable to or arise out of the Excluded Assets;
(e)    attributable to or arising from penalties or fines imposed by any Governmental Body and related to Seller’s ownership of the Assets to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates in connection with the Assets (excluding any violation of any Environmental Laws);
(f)    attributable to or arising from hedges or debt instruments of Seller;
(g)    attributable to or arising from the Proceedings identified on Schedule 5.7 (or Proceedings which should have been set forth on Schedule 5.7); or
(h)    incurred in connection with the relationship between Seller or its Affiliates and any of their respective present or former employees or the termination of any such employment relationship prior to the Closing Date.
Section 11.4    Survival and Limitations; Exclusive Remedy.
(a)    The representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 5.14, Section 5.15, Section 6.1, Section 6.2,

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Section 6.3, Section 6.5, and Section 6.9 (collectively, the “Fundamental Representations”) shall survive until ninety (90) days past the applicable statute of limitations. All other representations and warranties set forth in ARTICLE 5 and ARTICLE 6 (other than the Fundamental Representations) shall terminate twelve (12) months after Closing. The Special Warranty of Title in the Conveyance shall terminate thirty-six (36) months after Closing. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Purchaser which are to be performed prior to Closing shall survive for one (1) year after the Closing. Seller’s indemnity obligation set forth in Section 11.5(c) shall survive Closing: (i) for a period of two (2) years with respect to the Excluded Seller Obligations set forth in Section 11.3(a), (ii) for a period of one (1) year with respect to the Excluded Seller Obligations set forth in Section 11.3(b), (iii) until 60 days following the expiration of the applicable statute of limitations with respect to the Excluded Seller Obligations set forth in Section 11.3(c), and (iv) indefinitely with respect to the Excluded Seller Obligations set forth in Section 11.3(d), Section 11.3(e), Section 11.3(f), Section 11.3(g), and Section 11.3(h). The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date and delivery and recordation of the Conveyance hereunder until such covenants and agreements have been fully performed, and if any such covenants or agreements shall be breached, until the applicable statute of limitation period in respect of such breach has elapsed.
(b)    No Party hereto shall have any indemnification obligation pursuant to this ARTICLE 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the Party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.4(a). If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.
(c)    Seller shall not have any liability for any indemnification under Section 11.5(a) (other than with respect to the Fundamental Representations), until (i) the amount of the liability for any individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser exceeds $150,000 (“Individual Indemnity Threshold”), and (ii) the aggregate amount of the liabilities for all claims exceeding the Individual Indemnity Threshold for which Claim Notices are delivered by Purchaser exceeds two percent (2%) of the Purchase Price, and then only to the extent such damages exceed two percent (2%) of the Purchase Price (the “Aggregate Indemnity Deductible”).
(d)    Seller shall not have any liability for any indemnification under Section 11.5(a) (other than with respect to the Fundamental Representations) for aggregate damages in excess of an amount equal to twenty percent (20%) of the Purchase Price. Seller shall not be required to

Asset Purchase Agreement

indemnify Purchaser for aggregate damages under this Agreement in excess of one hundred percent (100%) of the Purchase Price.
(e)    The sole and exclusive remedy of Purchaser with respect to the Assets shall be pursuant to the express provisions of this Agreement and any agreement delivered between the Parties in connection with the Closing. Without limitation of the foregoing, if the Closing occurs, the sole and exclusive remedy of Purchaser for any and all (i) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing or in the Conveyance, (ii) other claims pursuant to or in connection with this Agreement and (iii) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement and any other agreement delivered between the Parties at Closing, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation to indemnify any of the Seller Indemnified Persons for any Losses for which Seller is obligated to indemnify Purchaser pursuant to Section 11.5.
(f)    Notwithstanding anything herein to the contrary when determining the amount of Losses resulting from a breach of, a representation or warranty contained in ARTICLE 5 or in the certificate delivered by Seller pursuant to Section 9.2(b), all materiality qualifications (other than “Material Adverse Effect”, but including “in all material respects” and other correlative terms) contained in the representations and warranties in ARTICLE 5 or in such certificate shall be disregarded.
Section 11.5    Indemnification by Seller.
SUBJECT TO THE TERMS, CONDITIONS, AND LIMITATIONS OF THIS ARTICLE 11, FROM AND AFTER THE CLOSING, SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, PARTNERS, MEMBERS, AGENTS, CONSULTANTS, ADVISORS AND OTHER REPRESENTATIVES (INCLUDING LEGAL COUNSEL, ACCOUNTANTS AND FINANCIAL ADVISORS) AND AFFILIATES AND THE SUCCESSORS AND PERMITTED ASSIGNS OF THIS AGREEMENT OF PURCHASER (COLLECTIVELY, THE “PURCHASER INDEMNIFIED PERSONS”) FROM AND AGAINST ANY AND ALL LOSSES ASSERTED AGAINST, RESULTING FROM, IMPOSED UPON, OR INCURRED OR SUFFERED BY ANY PURCHASER INDEMNIFIED PERSON TO THE EXTENT RESULTING FROM, ARISING OUT OF OR RELATING TO:
(a)    ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT;
(b)    ANY BREACH OR NONFULFILLMENT OF OR FAILURE TO PERFORM ANY COVENANT OR AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT; AND
(c)    EXCLUDED SELLER OBLIGATIONS.

Asset Purchase Agreement

Section 11.6    Indemnification by Purchaser.
FROM AND AFTER THE CLOSING, SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE 11, PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, MEMBERS, PARTNERS, AFFILIATES, ADVISORS AND OTHER REPRESENTATIVES (INCLUDING LEGAL COUNSEL, ACCOUNTANTS AND FINANCIAL ADVISORS), AND SELLER’S SUCCESSORS AND PERMITTED ASSIGNS OF THIS AGREEMENT (COLLECTIVELY, THE “SELLER INDEMNIFIED PERSONS”) FROM AND AGAINST ANY AND ALL LOSSES, ASSERTED AGAINST, RESULTING FROM, IMPOSED UPON, OR INCURRED OR SUFFERED BY ANY SELLER INDEMNIFIED PERSON, DIRECTLY OR INDIRECTLY, TO THE EXTENT RESULTING FROM, ARISING OUT OF, OR RELATING TO:
(a)    ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF PURCHASER CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF PURCHASER TO SELLER IN CONNECTION WITH THIS AGREEMENT;
(b)    ANY BREACH OR NONFULFILLMENT OF OR FAILURE TO PERFORM ANY COVENANT OR AGREEMENT OF PURCHASER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE FURNISHED BY OR ON BEHALF OF PURCHASER TO SELLER IN CONNECTION WITH THIS AGREEMENT; AND
(c)    THE ASSUMED SELLER OBLIGATIONS.
Section 11.7    Express Negligence.
THE INDEMNITY OBLIGATIONS PROVIDED FOR IN SECTION 11.5 AND SECTION 11.6 SHALL APPLY REGARDLESS OF FAULT. REGARDLESS OF FAULT MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
(a)    THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PERSON; AND/OR
(b)    THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THIRD PARTIES OR INVITEES; OR
(c)    A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, IN, ON, UNDER OR WITH RESPECT TO PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS) OR THE PREMISES THERETO OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, FURNISHED OR PROVIDED BY ANY OF THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

Asset Purchase Agreement

Section 11.8    Indemnification Proceedings.
(a)    In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.5 or to Seller Indemnified Person under Section 11.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this ARTICLE 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.8, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.
(b)    The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.
(c)    If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the

Asset Purchase Agreement

account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)    In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this ARTICLE 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.
Section 11.9    Release.
SUBJECT TO PURCHASER’S RIGHTS PURSUANT TO ARTICLE 4 AND PURCHASER’S REMEDIES FOR BREACHES OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.16, AS OF THE CLOSING, PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF ANY MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER CERCLA, REGARDLESS OF FAULT.
Section 11.10    Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE, (I) SELLER MAKES NO

Asset Purchase Agreement

REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS RESPECTIVE AFFILIATES).
(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, ATTORNEYS, ACCOUNTANTS REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (IX) REDHIBITORY, PATENT OR LATENT DEFECTS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
(c)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5.16 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF ANY MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF

Asset Purchase Agreement

HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF, ASSOCIATED WITH OR RESULTING FROM THE ASSETS, AND EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5.16 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
Section 11.11    Waiver of Trade Practices Acts.
(a)    IT IS THE INTENTION OF THE PARTIES THAT PURCHASER’S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. § 17.41 ET SEQ. (THE “DTPA”). AS SUCH, PURCHASER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES. PURCHASER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $25,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GAAP; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER.
(b)    PURCHASER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. PURCHASER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.
(c)    IN ADDITION TO THE FOREGOING, AND IN ORDER TO ENSURE COMPLIANCE WITH TEXAS’ DTPA SECTION 17.42(C), PURCHASER WAIVES ALL RIGHTS IT MAY POSSESS, IF ANY, UNDER THE DTPA WITH THE FOLLOWING CERTIFICATION:
Section 11.12    WAIVER OF RIGHTS
PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER

Asset Purchase Agreement

CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.
Section 11.13    Recording.
Within thirty (30) days following Closing, Purchaser shall record the Conveyance in the appropriate counties where the Properties are located and provide Seller with copies of all recorded or approved instruments. The Conveyance in the form attached as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.
ARTICLE 12
MISCELLANEOUS
Section 12.1    Counterparts.
This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
Section 12.2    Notice.
All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

Asset Purchase Agreement

If to Seller:	Comstock Oil & Gas, LLC 5300 Town and Country Blvd., Suite 500 Frisco, TX 75034 Attention: Roland O. Burns Phone: 972-668-8800 E-mail: rburns@comstockresources.com
With a copy to (which shall not constitute Notice to Seller):	Locke Lord LLP 2200 Ross Avenue, Ste. 2800 Dallas, Texas 75201 Attention: Jack Jacobsen Jason Schumacher Phone: 214-740-8553 214-740-8417 E-mail: jjacobsen@lockelord.com jaschumacher@lockelord.com
If to Purchaser:
Northern Oil and Gas, Inc.
601 Carlson Pkwy - Suite 990
Minnetonka, Minnesota 55305
Attn: Adam Dirlam
Email: adirlam@northernoil.com

Northern Oil and Gas, Inc.
601 Carlson Pkwy - Suite 990
Minnetonka, Minnesota 55305
Attn: General Counsel
Email: eromslo@northernoil.com

With a copy to (which shall not constitute Notice to Purchaser):	Kirkland & Ellis LLP 609 Main Street - Suite 4500 Houston, Texas 77002 Attn: David M. Castro Jr., P.C. Rahul D. Vashi, P.C. Email: david.castro@kirkland.com rahul.vashi@kirkland.com

Each Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
Section 12.3    Expenses.
Except as otherwise expressly provided in Section 7.7(e) or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial

Asset Purchase Agreement

advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets after Closing shall be borne solely and entirely by Purchaser.
Section 12.4    Governing Law; Venue and Dispute Resolution.
(a)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS; PROVIDED, HOWEVER, THAT WITH RESPECT TO REAL PROPERTY MATTERS TO WHICH THE LAWS OF THE STATE OF NORTH DAKOTA OR MONTANA MANDATORILY APPLY, THE LAWS OF THE STATE OF NORTH DAKOTA OR MONTANA SHALL APPLY.
(b)    Any dispute, save and except for a Party seeking specific performance against the other Party pursuant to Section 12.17 or alternative dispute resolution processes set forth in this Agreement, shall, unless the Parties otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA, now in effect, except to the extent modified herein. Any arbitration hearing shall be held in Houston, Texas. Further, unless the Parties shall mutually agree otherwise and except as otherwise set forth below, the rules of evidence of the State of Texas shall govern the discovery and presentation of evidence in any arbitration hearing.
(c)    Within thirty (30) Days after submission of a dispute or disagreement to arbitration, each Party shall have the right to select one arbitrator. Within fifteen (15) Days after the selection of an arbitrator by each Party, the two arbitrators selected shall select a third arbitrator. If either Party fails to appoint an arbitrator or an appointed arbitrator fails to appoint the third arbitrator within the prescribed fifteen (15) Day period then, on reasonable notice to the other Party, either Party may ask the AAA to appoint such arbitrators within fifteen (15) Days of the request therefor with due regard for the selection criteria herein. The arbitrators selected pursuant to this Section 12.4(c) shall be qualified by education, experience or training to render a decision upon the issues of the dispute. Unless otherwise determined by the arbitrators in accordance with Section 12.4(d) below, each Party shall bear the costs incurred by such Party in connection with the procedures described in this Section 12.4 and the fees and expenses of the arbitrators shall be shared evenly amongst the Parties. The Parties shall require the arbitrators to make a decision within sixty (60) Days after the appointment of the arbitrators; provided, however, that such time period shall be extended (but not beyond an additional sixty (60) Days) as reasonably necessary to complete discovery so long as the Party or Parties conducting such discovery are proceeding with reasonable diligence towards completion thereof, and the arbitrators’ decision shall be rendered within ten (10) Days of the hearing.
(d)    The decision of a majority of the arbitrators shall be final and binding upon the parties to the arbitration, and not subject to any appeal. The arbitration award may, at the discretion of the arbitrators, include an equitable allocation of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of, and other expenses reasonably incurred during the arbitration by the Parties, taking into account the merits (or lack thereof) of the Parties’ claims and defenses and the decisions of the arbitrators in respect thereof. Judgment on any arbitral award may be entered in any court in Harris County, Texas having jurisdiction if the Party against whom the award is rendered does not comply therewith within

Asset Purchase Agreement

ninety (90) Days after the date of the award, or by such other time as specified in the arbitral award. The Parties shall keep the arbitration proceedings and the terms of any arbitration award confidential, unless filing for judgment on the arbitral award in any court having jurisdiction is made to enforce the arbitral award as permitted by this Section 12.4(d).
Section 12.5    Captions.
The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 12.6    Waivers.
Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 12.7    Assignment.
No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 12.8    Entire Agreement.
The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 12.9    Amendment.
(a)    This Agreement may be amended or modified only by an agreement in writing executed by the Parties hereto.
(b)    No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
Section 12.10    No Third-Party Beneficiaries.
Except with respect to Section 12.15, nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons; provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a Party to this Agreement.

Asset Purchase Agreement

Section 12.11    References and Construction.
    All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any articles, sections, subsections and other subdivisions of this Agreement are for convenience only, will not constitute part of the foregoing and will be disregarded in construing the language contained in those articles, sections, subsections and other subdivisions of this Agreement. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words, terms, and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Examples will not be construed to limit, expressly or by implication, the matter they illustrate. The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions. No consideration will be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied by Seller. As used herein, the word (a) “day” means calendar day; and (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.
Section 12.12    Conspicuousness.
The Parties agree that provisions in this Agreement in “bold” and/or “ALLCAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
Section 12.13    Severability.
If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.
Section 12.14    Time of Essence.

Asset Purchase Agreement

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 12.15    Non-Recourse.
THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES, OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.
Section 12.16    Limitation on Damages.
NOTWITHSTANDING ANY OTHER PROVISION CONTAINED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.17    Specific Performance,
The Parties agree that if any of the provisions of this Agreement which are to be performed from and after the Closing were not performed in accordance with their specific terms, irreparable damage

Asset Purchase Agreement

would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.17.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

Asset Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER: COMSTOCK OIL & GAS, LLC By: /s/ Roland O. Burns Name: Roland O. Burns Title: President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

PURCHASER: NORTHERN OIL & GAS, INC. By: /s/ Nicholas O’Grady Name: Nicholas O’Grady Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]